SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

[X]  Filed by the Registrant
[ ]  Filed by a Party other than the Registrant

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        HEADWAY CORPORATE RESOURCES, INC.
                (Name of Registrant as Specified in Its Charter)

                         Commission File Number: 1-16025

                                 Not Applicable
      (Name of Persons Filing Proxy Statement If Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:____________
2)   Aggregate number of securities to which transaction applies:_______________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ______________________________
4)   Proposed maximum aggregate value of transaction:___________________________
5)   Total fee paid:___________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid:______________________________________
2)   Form, Schedule or Registration Statement No.:______________________________
3)   Filing Party:________________________________________
4)   Date Filed:__________________________________________

                        HEADWAY CORPORATE RESOURCES, INC.
                          317 Madison Avenue, 3rd Floor
                            New York, New York 10017







                                                                   June 10, 2002

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of stockholders of Headway Corporate Resources, Inc., to be held at 3:30 P.M., Eastern Time on July 15, 2002. The Annual Meeting will be held at 850 Third Avenue, 11th Floor, in New York City, New York.

     I believe that the Annual Meeting provides an excellent opportunity for stockholders to become better acquainted with Headway and its directors and officers. I hope you will be able to attend the meeting.

     Whether or not you plan to attend, the prompt execution and return of your proxy card will assure that your shares are represented at the meeting.

                                          Sincerely,


                                          Gary S. Goldstein
                                          Chairman of the Board
                                          and Chief Executive Officer

                        HEADWAY CORPORATE RESOURCES, INC.

                            NOTICE OF ANNUAL MEETING
                                 PROXY STATEMENT
                                  July 15, 2002

     The Annual Meeting of the Stockholders of Headway Corporate Resources, Inc., a Delaware corporation, will be held at 3:30 p.m., on July 15, 2002, at 850 Third Avenue, 11th Floors in New York City, New York. The Board of Directors of Headway is soliciting the enclosed proxy for use at the Annual Meeting and at any adjournment thereof.

     The purpose of the Annual Meeting is to propose and vote on the following items:

     (1) Election of Gary S. Goldstein and Barry S. Roseman as Class 1 Directors of Headway to serve for a term of three years and until their successors are duly elected and qualified;

     (2) A proposal to amend Headway's Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.0001, to 80,000,000;

     (3) Ratification of the appointment of Ernst & Young LLP as independent auditors of Headway for 2002; and

     (4) All other business as may properly come before the Annual Meeting or any adjournments thereof.

     Please sign your name exactly as it appears on the proxy. If you receive more than one proxy because of shares registered in different names or addresses, you must complete and return each proxy in order to vote all shares that you hold.

     All proxies will be voted as specified. In the absence of specific instructions, your proxy will be voted FOR proposals (1), (2) and (3). Proxies will be voted in the discretion of the proxy holder on any other business coming before the Annual Meeting, including any stockholder proposal or other matter not included in this proxy statement of which Headway did not receive notice prior to January 16, 2002.

     You may revoke your proxy by delivering a written notice of revocation to the Corporate Secretary of Headway at any time prior to the Annual Meeting, by executing a later-dated proxy with respect to the same shares, or by attending the Annual Meeting and voting in person.

     Proxies will be solicited primarily by mail, but may also be solicited by telephone, facsimile, or oral communication by officers or regular employees. Officers and employees will receive no additional compensation for soliciting proxies. All costs of soliciting proxies will be borne by Headway.

     This Proxy Statement serves as notice of the Annual Meeting, a description of the proposals to be addressed at the Annual Meeting, and a source of information on Headway and its management. The approximate mailing date of the Proxy Statement and Proxy to stockholders is June 10, 2002.

Outstanding Shares and Voting Rights

     Record Date. Stockholders of record at the close of business on May 31, 2002, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     Shares Outstanding. As of May 31, 2002, a total of 13,914,627 shares of Headway's common stock were outstanding and entitled to vote at the Annual Meeting. As of the Record Date, Headway had one class of preferred stock outstanding, Series G Convertible Preferred Stock, which is not entitled to vote on any of the matters to be voted upon by stockholders at the Annual Meeting.

     Voting Rights and Procedures. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Headway's Bylaws and Delaware law require the presence, in person or by proxy, of a majority of the outstanding shares entitled to vote to constitute a quorum to convene the Annual Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     Stockholder Proposals for the 2003 Annual Meeting. If you want to submit a proposal for possible inclusion in Headway's 2003 Proxy Statement, our Corporate Secretary must receive it on or before February 12, 2003. If you submit a proposal, it may be omitted from our 2003 Proxy Statement if it does not meet certain requirements.

     You may present a proposal at the 2003 Annual Meeting without including the proposal in the 2003 Proxy Statement. However, if we do not receive notice of this proposal on or before April 28, 2003, any proxy returned to Headway conferring discretionary authority to vote may be voted at the proxy holder's discretion on the proposal.

                              ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     Headway's Certificate of Incorporation and Bylaws provide that the Board is divided into three classes designated as Class 1, Class 2 and Class 3, which are as equal in number as possible. The Directors in each Class serve for a term ending on the date of the third annual meeting following the meeting at which the Directors of that Class are elected. At the 2002 Annual Meeting, Directors of Class 1, consisting of two persons, are up for election to serve until the annual meeting of stockholders in the year 2005.

     The Board of Directors has nominated for election as the Class 1 Directors Gary S. Goldstein and Barry S. Roseman, who currently serve in those positions. Set forth below under the caption "DIRECTORS AND EXECUTIVE OFFICERS", is information on the age, presently held positions with Headway, principal occupation now and for the past five years, other directorships in public companies, and tenure of service with Headway as a Director for each of the nominees.

Vote and Recommendation

     Each Director is elected by vote of a plurality of the shares of voting stock present and voted, in person or by proxy, at the Annual Meeting. Votes that are withheld will be excluded from the vote and will have no effect on the election of directors. Brokers who hold shares in street name for customers may have the authority to vote at their discretion on the election of directors when they have not received instructions from beneficial owners. If no direction is indicated on the proxy, the shares represented by the proxy will be voted for the election of the nominees named above. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by Headway's Board of Directors.

The Board Recommends a Vote "FOR" The Nominees

             PROPOSAL TO INCREASE NUMBER OF AUTHORIZED COMMON SHARES
                                (PROPOSAL NO. 2)

     Headway's Certificate of Incorporation at present authorizes the issuance of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. For the reasons set forth below, the Board of Directors adopted a resolution to amend the Certificate of Incorporation to increase the number of authorized common shares to 80,000,000, subject to stockholder approval. No change will be made in the authorized preferred stock.

     In August 2001 and again in April 2002, Headway restructured its outstanding debt and preferred stock. These restructurings are described in more detail below under the caption "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." As a result of the restructurings, we issued warrants to purchase a total of 5,455,522 shares of common stock and now have outstanding 1,000 shares of Series G Convertible Preferred Stock that are convertible at the election of the holders to 21,622,000 shares of common stock. Since Headway has only 20,000,000 authorized shares of common stock and there are 12,761,408 shares of common stock outstanding and reserved for issuance under other outstanding options, Headway agreed as part of the restructurings to submit to the stockholders a proposal to amend the Certificate of Incorporation to increase the number of authorized common shares to 80,000,000. In connection therewith, certain stockholders, including some of our directors and officers, entered into a voting agreement whereby they agreed to vote a total of 3,569,962 shares of common stock for the proposed increase in authorized shares. In addition, pursuant to the terms of the restructuring, the holders of the Senior Subordinated Debt and Series G Convertible Preferred Stock agreed to exercise, prior to the Record Date, warrants to purchase 3,000,000 shares of common stock, and to vote such shares in favor of the proposal. Accordingly, stockholders owning approximately 47.2 percent of the common shares that are expected to be eligible to vote at the Annual Meeting have agreed to vote in favor of the proposed increase in authorized shares.

     By approving an increase in our authorized common shares, our creditors and holders of the Series G Convertible Preferred Stock will have the ability to exercise their purchase and conversion rights and, if all such rights were exercised, the result would be to concentrate voting control of Headway in the hands of those creditors and holders.

     However, the Board of Directors believes that amending the Certificate of Incorporation to permit the Board to issue up to 80,000,000 shares of common stock will provide Headway with much-needed flexibility to satisfy its future financing requirements. The Board does not propose to issue common stock for any such financing purposes at the present time. Nevertheless, the Board of Directors believes that the proposed increase is desirable so that, as the need may arise, Headway will have more financial flexibility and be able to issue shares of common stock, without the expense and delay of a special stockholders' meeting, in connection with future equity financings, acquisitions, management incentive and employee benefit plans, and for other corporate purposes.

     Authorized but unissued shares of common stock may be issued at such times, for such purpose and for such consideration as the Board of Directors may determine to be appropriate without further authority from the stockholders, except as otherwise required by applicable corporate law.

     Although the Board of Directors has no present intention of doing so, Headway's authorized but unissued common stock or preferred stock could be issued in one or more transactions, which would make more difficult or costly, and less likely, a takeover of Headway. Issuing additional shares of stock would also have the effect of diluting the stock ownership of persons seeking to obtain control of Headway. Moreover, certain companies have issued rights to purchase their common stock, with such rights having terms designed to encourage in certain potential acquisitions negotiation with the company's board of directors. The authorized but unissued shares of common stock or preferred stock would be available for use in connection with the issuance of such rights.

Vote and Recommendation

     Approval of the amendment to increase the authorized common shares requires the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock. Abstentions as to this Proposal 2 will be treated as votes against Proposal 2. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of Proposal 2 and will not be counted as votes for or against Proposal 2. Properly executed, unrevoked Proxies will be voted FOR Proposal 2 unless a vote against Proposal 2 or abstention is specifically indicated in the Proxy.

The Board of Directors Recommends a Vote "For" the Amendment.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 3)

     The accounting firm of Ernst & Young LLP ("Ernst & Young") has been approved by the Board, upon recommendation by the Audit Committee, to serve as independent auditors of Headway for 2002, subject to approval by the stockholders by an affirmative vote of a majority of the outstanding shares of Headway's common stock represented at the Annual Meeting. Ernst & Young served as independent auditors of Headway since 1996. Headway has been advised that neither Ernst & Young nor any of its members or associates has any relationship with Headway or any of its affiliates, except in the firm's capacity as Headway's independent auditors.

     Headway is not required to submit selection of our independent accountants to a vote of stockholders for approval. We do so as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and Board of Directors will reconsider whether to retain Ernst & Young, and may retain the firm or another without submitting the matter the stockholders. Even if the selection is ratified, the Audit Committee and the Board of Directors may, in their discretion, direct the appointment of different independent accountants at any time during the year if they determine that such change is in the best interest of Headway and its stockholders.

     During 2001, Ernst & Young audited Headway's consolidated financial statements, reviewed financial information in filings with the Securities and Exchange Commission, and provided tax services. Fees for services rendered in 2001 by Ernst & Young are as follows:

      Audit Fees                                                  $363,269
      Audit Related Services                                       137,600
      All Other Fees (substantially tax preparation)               228,820
                                                                  --------
      Total                                                       $729,689

     Representatives of Ernst & Young will be present at the Annual Meeting of Stockholders. They will be afforded an opportunity to make a statement if they desire, and will be available to respond to appropriate questions from stockholders.

Vote and Recommendation

     The proposal to ratify the selection of Ernst & Young to serve as independent auditors of Headway for 2002 must be approved by the affirmative vote of a majority of the shares of voting stock present and voted on the proposal, in person or by proxy, at the Annual Meeting. Abstentions will have the effect of a negative vote on the proposal. If no direction is indicated on the proxy, the shares represented by the proxy will be voted FOR the proposal. Broker non-votes as to the proposal will not affect the outcome of the vote on the proposal.

The Board of Directors Recommends a Vote "For" Ratification of the Appointment of Ernst & Young LLP.

           SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Principal Stockholders

     The following table sets forth as of May 31, 2002, the number and percentage of the outstanding shares of common stock that, according to the information supplied to Headway, were beneficially owned by each person who, to the knowledge of Headway, is the beneficial owner of more than 5 percent of the outstanding common stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                                    Shares
                                                 Beneficially     Percent
                                                    Owned       of Class (1)

         Gary S. Goldstein (2)                     2,232,005        19.8%
         850 Third Avenue
         New York, NY 10022

         G. Chris Andersen (2)                       694,165         6.3%
         1330 Avenue of the Americas
         New York, NY 10019

         GarMark Partners, L.P. (3)               16,444,678        60.1%
         1325 Avenue of the Americas
         26th Floor
         New York, NY 10019

         Moore Global Investments, Ltd.(4)         6,155,367        36.1%
         Remington Investment Strategies, L.P.
         c/o Moore Capital
         1251 Avenue of the Americas, 53rd Floor
         New York, NY 10020

         Table continues on next page.

         Banc of America Securities,  LLC (5)      2,051,971        15.8%
         9 West 57th Street
         New York, NY  10019

         Bank of America, N.A. (6)                   613,881         5.3%
         Bank of America Agency Services
         901 Main Street
         Dallas, TX  75202

         FSC Corporation (6)                         859,433         7.3%
         Fleet Bank, N.A.
         Managed Assets Division
         777 Main Street
         Hartford, CT  06115

(1) These figures represent the percentage of ownership of the named persons assuming each of them alone has exercised his or her options, warrants, or conversion rights, without including in the denominator used to calculate the percentages the expected exercise of warrants to purchase 3,000,000 shares of common stock (which holders of Senior Subordinated Debt and Series G Convertible Preferred Stock have agreed to exercise prior to the Record Date), except to the extent that such warrants are beneficially owned by the person for whom such calculation is made. See the discussion under the caption "PROPOSAL TO INCREASE NUMBER OF AUTHORIZED SHARES (Proposal 2)", above.

(2) The figures for Mr. Goldstein include options to purchase 355,000 shares at exercise prices ranging from $2.75 to $4.13, and for Mr. Anderson include options to purchase 25,000 shares at exercise prices ranging from $0.60 to $5.62, all of which are vested. The figure for Mr. Andersen also includes 137,594 shares held by the G. Chris Andersen Family Foundation, of which Mr. Andersen is a trustee.

(3) GarMark Partners, L.P., is the holder of Series G Convertible Preferred Stock of Headway, which is convertible to 14,414,677 shares of common stock, although its ability to convert its shares of Series G Convertible Preferred Stock to common stock is contingent upon an increase in Headway's authorized number of common shares, which requires common stockholder approval. GarMark Partner, L.P. also holds warrants convertible into 2,000,001 shares of common stock, and has agreed to exercise such warrants prior to the Record Date and vote in favor of the proposal to increase the authorized common shares of Headway. E Garrett Bewkes, III, and Mark Solow are the Managing Members of GarMark Associates L.L.C., the general partner of GarMark Partners, L.P., and, therefore, these persons may be deemed to have shared voting and investment control with respect to such shares. Mr. Bewkes serves as a non-employee director of Headway, for which he is entitled to receive annually 5,000 options to purchase common stock. Mr. Bewkes has elected to have all such options issued to GarMark Partners, L.P., so the figure in the table includes the options.

(4) Moore Capital Management, Inc. ("MCM"), is the discretionary investment manager of Moore Global Investments, Ltd., a Bahamian corporation ("MGI"). MGI is the holder of Series G Convertible Preferred Stock of Headway, which is convertible to 4,432,427 shares of common stock, and warrants to purchase 614,970 shares of common stock, which it agreed to exercise prior to the Record Date and vote in favor of the proposal to increase the authorized common shares of Headway. Moore Capital Advisors, LLC ("MCA"), is the discretionary investment manager and general partner of Remington Investment Strategies, L.P., a Delaware limited partnership ("RIS"). RIS is the holder of Series G Convertible Preferred Stock of Headway, which is convertible to 972,970 shares of common stock, and warrants to purchase 135,000 shares of common stock, which it has agreed to exercise prior to the Record Date and vote in favor of the proposal to increase the authorized common shares of Headway. Louis M. Bacon is the Chairman and Chief Executive Officer, director, and controlling equity owner of both MCM and MCA. Accordingly, Mr. Bacon and MCM, and Mr. Bacon and MCA may be deemed to have shared voting and investment control with respect to the shares held by MGI and RIS.

(5) Banc of America Securities, LLC, is the holder of Series G Convertible Preferred Stock of Headway, which is convertible to 1,801,942 shares of common stock. Banc of America Securities, LLC also holds warrants convertible into

250,029 shares of common stock, which it has agreed to exercise prior to the Record Date and vote in favor of the proposal to increase the authorized common shares of Headway.

(6) These figures represent warrants to purchase common stock that were granted in connection with the amendment of Headway's Senior Credit Facility completed on April 17, 2002.

Management

     The table on the following page sets forth as of May 31, 2002 the number and percentage of the outstanding shares of common stock which, according to the information supplied to Headway, were beneficially owned by (i) each person who is currently a director of Headway, (ii) each Named Executive Officer (as defined below), and (iii) all current directors and executive officers of Headway as a group. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.


                                             Shares
                                          Beneficially   Percent of
                                             Owned        Class (1)

         Gary S. Goldstein (2)             2,232,005       19.8%

         Barry S. Roseman (2)                533,629        4.8%

         E. Garrett Bewkes, III (2)       16,444,678       60.1%

         Ehud D. Laska (2)                   104,580        1.0%

         Richard B. Salomon (2)               74,965        0.7%

         Jamie Schwartz (2)                   15,000        0.1%

         Philicia G. Levinson                 66,621        0.6%

         All Executive officers and       19,471,478       69.7%
          Directors as a Group (8 Persons)

(1) These figures represent the percentage of ownership of the named individuals assuming each of them alone has exercised his or her options, warrants, or conversion rights without including in the denominator used to calculate the percentages the expected exercise of warrants to purchase 3,000,000 shares of common stock (which holders of Senior Subordinated Debt and Series G Convertible Preferred Stock have agreed to exercise prior to the Record Date), except to the extent that such warrants are beneficially owned by the individual for whom such calculation is made. See the discussion under the caption "PROPOSAL TO INCREASE NUMBER OF AUTHORIZED SHARES (Proposal 2)", above.

(2) The figures include for: Mr. Goldstein, vested options to purchase 355,000 shares at exercise prices ranging from $2.75 to $4.13; Mr. Roseman, vested options to purchase 150,000 shares at exercise prices ranging from $2.50 to $3.00; Mr. Laska, vested options to purchase 25,000 shares at exercise prices ranging from $0.60 to $5.62; Mr. Salomon, vested options to purchase 25,000 shares at exercise prices ranging from $0.60 to $5.62; and Mr. Schwartz, vested options to purchase 15,000 shares at exercise prices ranging from $4.06 to $6.00. The figure for Mr. Bewkes includes the shares of GarMark Partners, L.P., because of the relationships described in Note (3) to the table for Principal Stockholders. See Note (3) to the table for Principal Stockholders for a description of the shares beneficially owned by Garmark Partners, L.P.

                        DIRECTORS AND EXECUTIVE OFFICERS

Directors and Officers

     The following table sets forth the names, ages, and positions with Headway for each of the directors and officers of Headway. The Board of Directors is divided into three classes, and only one class of directors is elected at each annual meeting of stockholders. The table indicates the class of which each director is a member and the year in which his term expires based on the class.

Name                         Age       Positions (1)                 Term Ends

Gary S. Goldstein (2)         47       Chairman, Chief Executive      Class 1
                                         Officer and Director           2002

Barry S. Roseman (2)          49       President, Chief Operating     Class 1
                                         Officer, Director              2002

E. Garrett Bewkes, III        51       Director                       Class 2
                                                                        2004

Ehud D. Laska                 52       Director                       Class 2
                                                                        2004

Richard B. Salomon            54       Director                       Class 3
                                                                        2003

Jamie Schwartz                34       Executive Vice  President,       N/A
                                         Chief Operating Officer
                                         of HCSS and Secretary

Philicia G. Levinson          38       Senior Vice President,           N/A
                                         Chief Financial
                                         Officer and Treasurer

(1) All executive officers are elected by the Board and hold office until the next Annual Meeting of stockholders and until their successors are elected and qualify.

(2) Gary S. Goldstein and Barry S. Roseman are members of Class 1 of the Board of Directors, and have been nominated by the Board for re-election at the Annual Meeting. See "PROPOSAL NO. 1 -- ELECTION OF DIRECTORS", above.

     The following is information on the business experience of each director and officer.

     Gary S. Goldstein has served in a number of executive positions with Headway and its predecessors over the past fifteen years, including, Chairman, President, and Chief Executive Officer. He is currently a director and executive officer of each of Headway's subsidiary corporations. Mr. Goldstein has extensive experience in human resource recruitment within all areas of the financial services industry. Prior to entering the recruitment industry, Mr. Goldstein was on the audit and consulting staffs of Arthur Andersen & Co., in
New York. Mr. Goldstein is an active member of the Young Presidents' Organization, Inc., and serves on its Metro Division Board of Directors. He is also an active member of The Brookings Council of the Brookings Institution, The Presidents Association of the American Management Association, and is listed in Who's Who in Finance and Industry.

     Barry S. Roseman oversees all operations of Headway and its subsidiaries. He joined Headway as its Senior Executive Vice President and Chief Operating

Officer in January 1992, and became President in September 1996. He is currently a director and executive officer of each of Headway's subsidiary corporations. For nine years prior to 1992, Mr. Roseman was employed at FCB/Leber Katz Partners, Inc., a division of True North Communications, Inc., in various positions; most recently as Senior Vice President Director of Agency Operations.

     E. Garrett Bewkes, III, became a director of Headway in March 1998 pursuant to the terms of the new financing obtained by Headway in that month. From November 1995 to the present he has served as a Managing Member of GarMark Associates L.L.C. He was a member of the Management Committee of Investcorp International, Inc., from March 1994 to November 1995, where he headed the North American Investment Group. Mr. Bewkes was with Bear Stearns and Co. Inc. for nine years prior to March 1994, most recently as Vice Chairman and Co-Head of Investment Banking.

     Ehud D. Laska was appointed a director of Headway in August 1993. He is the Chairman of Coleman and Company Securities, Inc., a member firm of the National Association of Securities Dealers, Inc. Mr. Laska is also a founding partner and President of InterBank Capital Group, LLC. Through these firms, Mr. Laska specializes in building up companies through same industry consolidation and acquisitions. From August 1994 to February 1996, Mr. Laska served as a managing director at the investment banking firm of Continuum Capital, Inc. While serving as a Managing Director with Tallwood Associates, Inc., a boutique investment banking firm, from May 1992 to August 1994, Mr. Laska founded the Private Equity Finance Group, which merged with Continuum Capital, Inc. in August 1994.

     Richard B. Salomon became a director of Headway in June 1995. He has been engaged in the private practice of law for the past five years, during which period he has been a partner in the law firm of Salans Hertzfeld Heilbronn Christy & Viener, counsel to Headway. Mr. Salomon's practice is primarily in the areas of real estate and corporate law. He currently serves as a director of Tweedy Browne Fund, Inc., a mutual fund based in New York City.

     Jamie Schwartz was appointed Chief Operating Officer of Headway Corporate Staffing Services and Secretary in June 2000. Prior to this, he served as the National Vice President of Headway Corporate Staffing Services. He was hired by Irene Cohen Temps in December 1993, which was acquired by Headway Corporate Resources in December 1996 as Director of Technology. He has a BA in Economics from the University of Rochester and his MBA in Operations and Finance from the William E. Simon Graduate School of Business Administration.

     Philicia G. Levinson rejoined Headway as its Senior Vice President, Chief Financial Officer in October 2001. She originally joined Headway in December 1992 where she held a variety of positions until she was appointed Chief Financial Officer in 1999. From 1999 to 2001, she was Senior Vice President, Chief Financial Officer of dreamlife, inc., an online company focusing on personal and professional improvement. Ms. Levinson received an MBA from Harvard Business School and a BA from the University of Virginia.

Section 16(a) Filing Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires officers and Directors of Headway and persons who own more than ten percent of a registered class of Headway's equity securities to file reports of ownership and changes in their ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission, and forward copies of such filings to Headway. Based on the copies of filings received by Headway, during the most recent fiscal year the directors, officers, and beneficial owners of more than ten percent of the equity securities of Headway registered pursuant to Section 12 of the Exchange Act have filed on a timely basis all required Forms 3, 4, and 5 and any amendments thereto.

Board Meetings and Committees/Compensation

     In 2001 the Board of Directors had five committees. The Executive Compensation Committee considers salary and benefit matters for the executive officers and key personnel of Headway. The members of the Executive Compensation Committee in 2001 were G. Chris Andersen, E. Garrett Bewkes, III, and Ehud D. Laska. The Finance Committee assists the Board in areas of financing proposals, budgeting, and acquisitions. Members of the Finance Committee in 2001 included Gary S. Goldstein, Barry S. Roseman, G. Chris Andersen, E. Garrett Bewkes, III, and Ehud D. Laska. The Audit Committee is responsible for financial reporting matters, internal controls, and compliance with financial polices of Headway, and meets with Headway's auditors when appropriate. The members of the Audit Committee in 2001 were Richard B. Salomon, E. Garrett Bewkes, III, and G. Chris Andersen. The Governance Committee makes recommendations to the Board regarding appropriate governance policies and practices, as well as Board and committee membership candidates. Members of the Governance Committee in 2001 included Richard B. Salomon, Ehud Laska and E. Garrett Bewkes, III. The fifth committee, the Special Committee, was established in November of 2001 in connection with the restructuring of the Company's bank debt and other outstanding securities of the Company. The Special Committee is composed solely of Directors who have no financial interest in any transaction contemplated by the Company. Members of the Special Committee in 2001 were Richard B. Salomon and Ehud Laska. On May 23, 2002, G. Chris Andersen tendered his resignation as a Director of Headway.

     The Board of Directors met 18 times during the past fiscal year. All directors attended at least 75% of the meetings of the Board of Directors. The Executive Compensation Committee met once in 2001, and all director members of the committee attended the meeting. The Finance Committee met once during 2001 and all director members attended the meeting. The Audit Committee met two times during 2001 and all director members attended the meeting. The Governance Committee did not meet in 2001. The Special Committee met seven times in 2001 and all director members attended the meetings.

     Non-employee directors receive annual compensation of $25,000. In September of each year, non-employee directors receive options to purchase 5,000 shares of Headway's common stock exercisable over a period of ten years at an exercise price equal to the fair market value of Headway's common stock on the date of issuance. Non-employee directors also receive at the time they are first elected or appointed to the Board of Directors options to purchase 10,000 shares of Headway's common stock exercisable over a period of ten years at an exercise price equal to the fair market value of Headway's common stock on the date of issuance. Members of the Special Committee receive compensation of $10,000 each per month while the Committee actively functions.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of Headway's internal financial controls. The Audit Committee is comprised of three members who are "independent directors" as defined in Section 121.A of the AMEX Listing Standards, Policies and Requirements. Specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board.

     Management is responsible for Headway's internal controls and the financial reporting process. Ernst & Young, our independent accounting firm, is responsible for performing an independent audit of Headway's consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the financial statements. The Audit Committee's responsibility is to monitor these processes through review and discussion with management and representatives of Ernst & Young.

     The Committee has discussed with Ernst & Young the overall scope and plans for the independent audit. Management represented to the Audit Committee that Headway's consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about the audited financial statements included Ernst & Young's judgments about the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the accuracy and adequacy of disclosures in the financial statements. The Audit Committee also discussed with the auditors other matters required by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended by SAS No. 90, Audit Committee Communications.

     Ernst & Young provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee discussed Ernst & Young's independence with management and representatives of Ernst & Young, and has satisfied itself as to the independence of Ernst & Young.

     Based on the Audit Committee's discussions with management and representatives of Ernst & Young and the Audit Committee's review of the representations of management and the report of Ernst & Young, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Headway's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                          Members of the Audit Committee

                                                Richard B. Salomon
                                                E. Garrett Bewkes, III
                                                G. Chris Andersen

                             EXECUTIVE COMPENSATION

Annual Compensation

     The following tables set forth certain information regarding the annual and long-term compensation for services in all capacities to Headway for the prior fiscal years ended December 31, 2001, 2000, and 1999, of those persons who were either (i) the chief executive officer of Headway during the last completed fiscal year or (ii) one of the other four most highly compensated executive officers of Headway as of the end of the last completed fiscal year whose annual salary and bonuses exceeded $100,000 (collectively, the "Named Executive Officers").

                                                  Annual Compensation
                                  --------------------------------------------------
Name and Principal                                                       Other Annual
Position                    Year  Salary ($)  Commission ($)  Bonus ($)  Compensation


Gary S. Goldstein           2001   650,000     1,730,040 (1)     --         74,227
  Chairman, Chief           2000   650,000       462,425 (1)     --         64,752
  Executive Officer         1999   327,375         --          468,250      62,489

Barry S. Roseman            2001   350,000         --          150,000      27,458
  President, Chief          2000   350,000         --           50,000      25,390
  Operating Officer         1999   252,375         --          135,000      23,390

Jamie Schwartz              2001   243,333         --           25,000       --
  Executive Vice            2000   210,000         --           35,000       --
  President, Chief          1999   120,000         --           87,500       --
  Operating Officer of HCSS

(1)   Represents commissions on personal search revenue.

                                              Long Term Compensation
                               -------------------------------------------------
                                             Securities
Name and Principal              Restricted   Underlying     LTIP     All Other
Position                 Year  Stock Awards Options/SARs   Payouts  Compensation
                                   ($)          (#)         ($)         (2)

Gary S. Goldstein        2001    --            --            --        --
  Chairman, Chief        2000    --            --            --        --
  Executive Officer      1999  593,750 (1)     --          350,000     --

Barry S. Roseman         2001    --            --            --        --
  President, Chief       2000    --            --            --        --
  Operating Officer      1999    --            --          200,000     --

Jamie Schwartz           2001    --            --            --       25,000
  Executive Vice         2000    --           25,000         --       25,000
  President, Chief       1999    --           25,000         --       12,500
  Operating Officer of
  HCSS


(1) Represents a restricted stock award of 125,000 shares of common stock approved in July 1999. The restrictions will lapse on the earlier of the date that the market price for the common stock of Headway achieves certain performance criteria or July 1, 2006.

(2) Represents a three year deferred compensation program.

Employment and Other Arrangements

     In August 2000, Headway implemented new base and annual incentive compensation arrangements for Messrs. Goldstein and Roseman on the recommendation of the Executive Compensation Committee, which were implemented retroactive to January 1, 2000. The long-term incentive plan implemented in 1999 did not change. The base salary of Mr. Goldstein increased to $650,000 and Mr. Roseman's salary increased to $350,000. The new annual incentive plan for

Messrs. Goldstein and Roseman will pay to them annually up to $350,000 each based upon earnings per share performance against the budget. Additionally, because of his position as a recruiter for Headway's subsidiary, Whitney Partners, L.L.C., Gary S. Goldstein receives commissions on his personal search revenue. The long-term incentive plan implemented in 1999 for the same individuals is a four-year plan with interim phasing. The first payment was in 2000 for 1998-1999 performance (two years). The second payment was scheduled to be made in 2001 for 1998-2000 performance (three years). This is followed by a payment scheduled to be made in 2002 for 1998-2001 performance (four years). All three plans use 1997 as the base year. These are performance unit plans with each unit in the described plans worth $1. Payment is predicated on Headway's performance versus a peer group of companies in terms of earnings per share and stock price. Thus, while the annual plan is based on absolute performance, the long-term plan is based on Headway's performance relative to its peer group. Messrs. Goldstein and Roseman may receive additional bonus or stock incentive compensation from time to time as determined by the Board of Directors on the recommendation of the Executive Compensation Committee.

     Headway maintains key-man life insurance on Gary S. Goldstein in the amount of $5,893,000, Barry S. Roseman in the amount of $1,868,000, and on the lives of three other employees in the amount of $2,228,000. All policies are owned by Headway, and Headway is the named beneficiary.

Defined Contribution Plan

     On January 1, 1998, Headway implemented a 401(k) retirement plan covering substantially all employees. The plan does not require matching contributions by Headway, and Headway made no contributions to the plan for 2001. Benefits payable to an employee under the plan are determined solely on the basis of the employee's contributions. Prior to 1998, Headway had four qualified 401(k) contribution plans for its employees. Under one plan, Headway was required to make matching contributions up to 25% of the amount contributed by the employees. Employees are fully vested on their contributions when made, and are fully vested on employer contributions after five years of service.

Stock Options

     In 1999 the Board of Directors and stockholders approved Headway's Amended 1993 Incentive Plan. The purpose of the Plan is to provide directors, officers, employees, and consultants with additional incentives by increasing their ownership interests in Headway. Directors, officers, and other employees of Headway and its subsidiaries are eligible to participate in the Plan. In addition, awards may be granted to consultants providing valuable services to Headway. Awards under the Plan are granted by the Executive Compensation Committee of the Board and may include incentive stock options, non-qualified stock options, stock appreciation rights, stock units, restricted stock, restricted stock units, performance shares, performance units, or cash awards.

     The following table sets forth certain information with respect to unexercised options held by the Named Executive Officers as of December 31, 2001. No outstanding options held by the Named Executive Officers were exercised in 2001.

                              Number of Securities       Value of Unexercised
                             Underlying Unexercised      In-the-Money Options
Name and Principal            Options at FY End (#)        at FY End ($) (1)
Position                   Exercisable/Unexercisable   Exercisable/Unexercisable

Gary S. Goldstein
  Chairman, Chief                 355,000/-0-                  -0-/-0-
  Executive Officer

Barry S. Roseman
  President, Chief                150,000/-0-                  -0-/-0-
  Operating Officer

Jamie Schwartz
  Executive Vice President,     15,000/50,000                  -0-/-0-
  Chief Operating Officer
  of HCSS

(1) This value is determined on the basis of the difference between the fair market value of the securities underlying the options and the exercise price at fiscal year end. The fair market value of Headway's common stock at fiscal year end was $0.37, which is the last sale price on December 31, 2001.

              REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE OF THE
        BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION FOR FISCAL YEAR 2001

     The Executive Compensation Committee (the "Committee") of Headway's Board of Directors sets the salaries and other compensation of Headway's executive officers, including the Chairman and Chief Executive Officer and other Named Executive Officers. Compensation for these executive officers consists mainly of three items:

o Salaries, which are intended to be competitive, are not performance-based, as are the annual and long-term elements.

o Annual incentive awards are based on Headway performance versus standards adopted early in the year, which may include subjective factors. The Committee awarded Mr. Roseman $150,000 in subjective annual incentive compensation for FY 2001. Mr. Goldstein was awarded a 5% special commission increase ($300,000) on revenue received from one transaction. This was awarded for extraordinary effort on behalf of Headway.

o Long-term incentive awards consist of stock options and performance unit awards. Based on the plan as described below, Mr. Roseman was entitled to receive a long-term incentive award of $50,000 for FY 2001, however, no long-term incentives were awarded or paid. No stock options were granted to any executive officers during FY 2001.

     The Committee put in place a new annual incentive plan and continued the long-term incentive plan adopted by the committee in 1999 for the Chairman/Chief Executive Officer and President/Chief Operating Officer. The annual incentive plan pays up to $350,000 to each executive based upon earnings per share performance versus the budget. Additionally, because of his position as a recruiter for Whitney, Gary S. Goldstein receives commissions on his personal search revenue. The bonus percentages are shown in the following table.

Actual EPS as a percentage of Budget:     Bonus:

             75%                          $      0
             80%                          $ 70,000
             85%                          $140,000
             90%                          $210,000
             95%                          $280,000
            100%                          $350,000

Mr. Goldstein's search revenue commission rate is as follows:

Revenue                   Commission
-------                   ----------
0-$500,000                10%
$500-000-$1,000,000       20%
Greater than $1,000,000   25%

     The long-term incentive plan for the Chief Executive Officer and Chief Operating Officer is a four-year plan with interim phasing. The first payment was in 2000 for 1998-1999 performance (two years). The second payment was scheduled to be made in 2001 for 1998-2000 performance (three years). This is followed by a payment scheduled to be made in 2002 for 1998-2001 performance (four years). All three plans use 1997 as the base year. These are performance unit plans with each unit in the described plans worth $1. Payment is predicated on Headway's performance versus a peer group of companies in terms of earnings per share and stock price. Thus, while the annual plan is based on absolute performance, the long-term plan is based on Headway's performance relative to its peer group. Threshold, target and maximums are shown below.

                        Gary S. Goldstein              Barry S. Roseman
                          Chairman, CEO                 President, COO
Maximum
  1998-1999                 $350,000                       $200,000
  1998-2000                  525,000                        300,000
  1998-2001                  700,000                        400,000

Target
  1998-1999                 $150,000                       $100,000
  1998-2000                  225,000                        150,000
  1998-2001                  300,000                        200,000

Threshold
  1998-1999                 $ 50,000                       $ 25,000
  1998-2000                   75,000                         38,000
  1998-2001                  100,000                         50,000

     Chief Executive Officer Compensation: The Committee set Mr. Goldstein's salary at $650,000 per annum effective January 1, 2000, this represents a $297,625 increase from his salary in effect since July 1, 1999. It was believed this adjustment was necessary based on competitive data.

     Chief Operating Officer Compensation: The Committee set Mr. Roseman's salary at $350,000 per annum effective January 1, 2000, this represents a $97,625 increase from his salary in effect since 1994. It was believed this adjustment was necessary based on competitive data.

     Subsequent Event: As disclosed in Headway's Annual Report on Form 10-K, discussions regarding the employment arrangements that will likely be required to induce the management team to commit to remain with Headway and to align their compensation incentives with the interests of the shareholders and creditors of Headway, have been held among representatives of Headway's Board of Directors, senior management as well as representatives of the senior debt holders and certain of the holders of the senior subordinated debt and the Preferred Stock. While no definitive agreement has been reached, it is expected that such employment arrangements would include base salaries and bonuses consistent with current levels, retention bonuses, and customary non-competition and non-solicitation provisions. In addition, it is expected that Headway would establish a new "Management Incentive Plan" ("MIP"). Under the MIP, the management group would receive, as incentive compensation, amounts based on the total realized by Headway in one or more liquidity transactions such as sales of assets, merger or sale of the entire company, or refinancing of Headway's indebtedness: 10% between $40 and $75 million; 20% between $75 and $107.5 million; and, 30% above $107.5 million. The MIP would be in lieu of any other long-term incentive compensation plans. There are currently no employment agreements with Headway's senior management, and no assurance can be given that Headway and the executives will enter into such arrangements.

     Section 162(m) of the Internal Revenue Code: This section of the Internal Revenue Code (the "Code") limits Headway to a deduction for federal income tax purposes of no more than $1,000,000 of compensation paid to any name executive officer in a taxable year. Compensation above $1,000,000 may be deducted if it is a "performance-based compensation" within the meaning of the Code. The shareholders approved, at its 1999 shareholders meeting, performance based compensation.

     Conclusion: The Committee will continue to monitor the annual and long-term compensation of the named executive officers making it contingent on Headway's performance, linking realization of rewards closely to increases in financial performance and shareholder value. Headway is committed to this philosophy of pay for performance, recognizing the competitive market for talented executives and the volatility of Headway's business may result in highly variable compensation for the period.

                                          Members of the Compensation Committee

                                          Ehud D. Laska, Chair
                                          G. Chris Andersen
                                          E. Garrett Bewkes, III

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Executive Compensation Committee are listed above. The committee is composed solely of non-employee directors.

                                PERFORMANCE GRAPH

                Comparison of Five Year Cumulative Total Return*
Headway Corporate Resources, Inc., Russell 2000, and the Staffing Industry Index
                                  1997 to 2001

                                 [GRAPH OMITTED]

* Cumulative Total Return assumes an initial investment of $100. No dividends were paid by Headway during the five-year period, so no assumption is made with respect to reinvestment.

Cumulative Total Return*           1997     1998     1999     2000      2001

Headway Corporate Resources, Inc.   94      132       95       30         8
Russell 2000                       121      116      139      133       135
Staffing Industry Index            102       92       80       16        18

     The Staffing Industry Index includes: CDI Corporation, Spherion Corporation, Kelly Services, Inc., Labor Ready, Inc., Manpower Inc., MPS Group, Inc., On Assignment, Inc., Personnel Group of America Inc., RemedyTemp, Inc., Robert Half International Inc., Kforce, Inc., SOS Staffing Services, Inc., and Edgewater Technology, Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In March 1998, Headway obtained $105 million of financing consisting of $85 million in senior debt, $20 million of equity financing and $10 million of senior subordinated debt.

     The debt included a Senior Facility, which is now $72 million plus outstanding letters of credit for $1,687,000, under which Bank of America, N.A. (the successor to NationsBank, National Association) is a lender and acts as agent for a group of participating lenders (the "Senior Lenders"). The Senior Lenders include Fleet National Bank.

     The Senior Subordinated Debt was issued under an indenture to GarMark Partners, L.P. ("GarMark"), Moore Global Investments, Ltd. ("Moore"), Banc of America Securities, LLC ("BOA"), and Remington Investment Strategies, L.P. ("Remington"). Furthermore, GarMark, Moore, BOA, and Remington provided $20 million of equity financing through the purchase of 1,000 shares of Series F Convertible Preferred Stock of Headway ("Series F Stock"). GarMark, Moore, BOA, and Remington, purchased 666.67, 205, 83.33 and 45 shares of the Series F Stock, respectively. E Garrett Bewkes, III, a director of Headway, is a Managing Member of GarMark Associates L.L.C., the general partner of GarMark.

     As of June 30, 2001, Headway failed to comply with certain financial ratio covenants in the Senior Facility and Senior Subordinated Debt. As a result, Bank of America, as agent for the Senior Lenders issued a notice of payment blockage to prevent Headway from paying interest on the Senior Subordinated Debt. In June 2001, the Board of Directors determined not to declare a dividend on Headway's outstanding Series F Stock, believing that it was not in the interest of Headway to declare a dividend until the covenant defaults under the Senior Facility and Senior Subordinated Debt were resolved.

     In August 2001, Headway amended the Senior Facility and obtained a waiver of the financial ratio defaults. This amendment increased the margin for base rate loans and the letter of credit fee, added a default interest rate payable upon the occurrence of an event of default, required a partial pay down of the loan balance with Headway's cash balance over $8 million, terminated the obligation of the Senior Lenders to make further advances under the facility, modified certain financial covenants, and required Headway to negotiate an extended payment schedule for approximately $2.3 million of earn out payments due for prior acquisitions. Concurrently, Headway amended the terms of the Senior Subordinated Debt and exchanged all 1,000 shares of outstanding Series F Stock for an equal number of shares of Series G Convertible Preferred Stock (the "Series G Stock"). As a negotiated element of the transaction, we also issued to the holders of the Series G Stock:

     o Warrants to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $1.10 per share that expire on the later of September 7, 2006 and the date on which all principal, premiums and interest on the Senior Subordinated Debt has been paid in full and all of the Preferred Stock has been redeemed or converted (the "First Series G Warrants");

     o Warrants to purchase an additional 1,150,000 shares at an exercise price of $0.01 per share exercisable from January 2, 2002, through the later of January 2, 2007 and the date on which all principal, premiums and interest on the Senior Subordinated Debt has been paid in full and all of the Preferred Stock has been redeemed or converted (the "Second Series G Warrants"); and,

     o Warrants to purchase an additional 850,000 shares at an exercise price of $3.05 per shares exercisable from January 2, 2002, through the later of January 2, 2007 and the date on which all principal, premiums and interest on the Senior Subordinated Debt has been paid in full and all of the Preferred Stock has been redeemed or converted (the "Third Series G Warrants").

The First Series G Warrants, Second Series G Warrants, and Third Series G Warrants are collectively referred to as the "Series G Warrants".

     Under the amendments to the Senior Subordinated Debt, Headway obtained waivers of the financial covenant and interest payment defaults, agreed to an increase in the note interest rate to 20 percent retroactive to July 1, 2001, if all interest accrued at April 1, 2002, was not paid in full as of that date, modified certain financial covenants, and agreed to negotiate for the payment of alternative consideration if all accrued payment obligations at April 1, 2002, were not paid as of that date, which, unless Headway and the holders thereof

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

otherwise agreed, was to include a decrease in the exercise price of all Series G Warrants to $0.01 per share. Headway did not make any of the required interest or dividend payments.

     The Series G Stock issued to the former holders of the Series F Stock was convertible to common stock of Headway at a conversion price of $5.58 per share; provided, that the conversion price would decrease to $2.75 per share if all accrued interest on the Senior Subordinated Debt and accrued dividends on the Series G Stock was not paid in full as of January 2, 2002, and would decrease further to $1.00 per share if such interest and dividends was not paid in full as of April 1, 2002. Headway did not make any of the required interest or dividend payments, so the conversion price is now $1.00 per share.

     The Series G Stock is senior to the common stock with respect to payment of dividends and distributions in liquidation. Holders of the Series G Stock are entitled to receive dividends payable quarterly equal to 7.5 percent of the liquidation preference value of the Series G Stock, which is $20,000 per share or a total of $20 million; provided, that the dividend rate would increased to nine percent if all accrued dividends on the Series G Stock were not paid in full on January 2, 2002, and increase further to 10 percent if all such dividends were not paid in full as of April 1, 2002. Headway did not make the required interest or dividend payments, so the dividend rate is now 10 percent.

     No dividends or distributions may be made with respect to the common stock unless all dividend payments on the Series G Stock are current. Holders of Headway's Series G Stock have the right to elect one member of the Board of Directors and elect one-third of the Board of Directors so long as a default in dividend payments exists and is continuing.

     As of December 31, 2001, Headway failed to comply with certain financial ratio covenants in the Senior Facility and Senior Subordinated Debt. On April 17, 2002, Headway further amended and restated the Senior Facility and obtained a waiver of the financial ratio defaults, as well as an extension of the maturity date to June 30, 2003. This amendment further increased the margin for base rate loans and the letter of credit fee, required a partial pay down of the loan balance with Headway's cash balance over $8 million or if the accounts receivable balance falls below certain thresholds, modified certain financial covenants, and required us to issue warrants to the Senior Lenders to purchase an aggregate of 2,455,522 shares of our common stock at an exercise price of $0.25 per share exercisable through at least April 30, 2007, including warrants to purchase 613,881 shares issued to Bank of America and warrants to purchase 859,433 shares issued to FSC Corporation, the designee of Fleet National Bank. The holders of the warrants have the right to demand on four occasions that Headway register for resale under the Securities Act of 1933 the shares of common stock issuable under the warrants, all at Headway's expense. Furthermore, the holders have unlimited piggy-back registration rights.

     Concurrently, but effective as of March 31, 2002, Headway amended the terms of the Senior Subordinated Debt. As a negotiated element of the transaction, the exercise prices of the First Series G Warrants and the Third Series G Warrants was changed to $0.25 per share. Under the amendments to the Senior Subordinated Debt, Headway obtained waivers of the financial covenant and interest payment defaults, modified certain financial covenants, as well as continued deferral of interest and dividend payments through a date that is no later than June 30, 2003. As part of this transaction, the holders of the Senior Subordinated Debt agreed to the elimination of the requirement to pay five percent of additional interest on the Senior Subordinated Debt, which was to take effect retroactively as of July 1, 2001.

     Each of the Senior Facility, Senior Subordinated Debt, and Series G Stock contain covenants that require the lenders and equity owners to approve certain corporate transactions and activities, including, acquisitions in excess of specified limits, sales of substantial assets or subsidiaries, implementing additional debt facilities in excess of specified limits, sales of Headway

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

securities in certain circumstances, amending Headway's charter documents, effecting or permitting a sale of Headway, issuing stock options and similar incentive arrangements involving Headway's securities, and other matters. The existence of these rights could inhibit the ability of Headway to effect or participate in transactions acceptable to Headway, but not the lenders or holders of the Series G Stock, or the ability of stockholders to participate in a transaction in which they might otherwise receive a premium for their shares over the then-current market price.

     Headway currently has 20,000,000 shares of common stock authorized, which are not enough shares to cover all the stock that could be issued under the instruments described above. Consequently, Headway agreed to submit to its stockholders by July 15, 2002, a proposal to amend its certificate of incorporation to increase the number of authorized shares of common stock to 80,000,000. See the discussion under the caption "PROPOSAL TO INCREASE NUMBER OF AUTHORIZED SHARES (Proposal 2)", above. Certain stockholders of Headway, including among others, Gary S. Goldstein, Barry S. Roseman, G. Chris Andersen, Ehud D. Laska, and Richard B. Salomon, entered into a voting agreement with the lenders and holders of the Series G Stock that commits them to vote 3,569,962 shares of common stock in favor of the proposed amendment. In addition, pursuant to the terms of the restructuring, the holders of the Senior Subordinated Debt and Series G Convertible Preferred Stock agreed to exercise, prior to the Record Date, warrants to purchase 3,000,000 shares of common stock, and to vote such shares in favor of the proposal. Accordingly, stockholders owning approximately
47.2 percent of the common shares that are expected to be eligible to vote at the Annual Meeting have agreed to vote in favor of the proposed increase in authorized shares.

     Headway agreed to pay to the Senior Lenders under the Senior Facility a waiver and amendment fee in the aggregate amount of $618,750, of which $368,750 was paid in August 2001, and the balance of $250,000 was due April 1, 2002. Such balance was paid on April 17, 2002, as part of the amendment to the Senior Facility. In connection with the amendment to the Senior Facility in April 2002, Headway also agreed to pay the Senior Lenders a deferred restructuring fee of approximately $2.2 million, which is payable on the maturity date and may be reduced or waived if certain conditions are met. An additional restructuring fee of $368,434 was paid to the Senior Lenders on April 17, 2002. In connection with the Second Limited Waiver, Headway agreed to pay to the holders of the Senior Subordinated Debt and Series G Stock a restructuring fee of approximately $175,000, which is payable on or before June 30, 2003.


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


                                    FORM 10-K

     Upon written request, Headway will provide to stockholders, without charge, a copy of Headway's annual report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission. Requests should be directed to Barry S. Roseman, President, Headway Corporate Resources, Inc., 317 Madison Avenue, 3rd Floor, New York, NY 10017.

                                  OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of Headway knows of no other matters that may come before the Annual Meeting. However, if any matters other than those referred to herein should be presented properly for consideration and action at the Annual Meeting, or any adjournment or postponement thereof, the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

     Please sign the enclosed proxy and return it in the enclosed return envelope.

Dated:  June 10, 2002




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


                                 [Form of Proxy]

                        HEADWAY CORPORATE RESOURCES, INC.
                          317 MADISON Avenue, 3RD Floor
                            New York, New York 10017

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Gary S. Goldstein and Barry S. Roseman as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Headway Corporate Resources, Inc. (the "Company") held of record by the undersigned on May 31, 2002, at the Annual Meeting of Stockholders to be held on July 15, 2002, and at any adjournment or postponement thereof.

Proposal No. 1   The  election  of  each of the  following  persons  as  Class 1 directors of the Company

      (1)  Gary S. Goldstein      (2)  Barry S. Roseman

     |_|   For  all nominees
     |_|   Withhold all nominees
     |_|   Withhold authority to vote for any individual nominee.
          Write number(s) of nominee(s)_______

Proposal No. 2   Amend  Headway's Certificate of  Incorporation  to increase the number of authorized shares of common stock, par value $0.0001, to 80,000,000

     |_|   For                   |_|   Against              |_|   Abstain

Proposal No. 3   Ratification  of  the  appointment  of  Ernst  &  Young  LLP as independent auditors

     |_|   For                   |_|   Against              |_|   Abstain

Note The proxies are authorized to vote in accordance with their judgment on any matters other than those referred to herein that are properly presented for consideration and action at the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted for Proposal No.'s 1, 2 and 3.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment or postponement thereof, are hereby expressly revoked.

                                          Dated:__________________________, 2002

                                          ______________________________________

                                          ______________________________________

Please sign it exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer or person.

Please mark, sign, date and promptly return the proxy card using the enclosed envelope. If your address is incorrectly shown, please print changes.

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